Exhibit 22

                           SUBSIDIARIES OF REGISTRANT

                                                               Jurisdiction of
      Name of Subsidiary                                       Incorporation

Eagle Federal Savings Bank                                      United States
Eagle Service Corp.(*)                                           Connecticut
______________________
(*)   Subsidiary of Eagle Federal Savings Bank.

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